Exhibit 99.1 For Immediate Release Contact: Kenneth D. Gibbons (802) 888-6600

Union Bankshares Announces Fourth Quarter and Year Ended December 31, 2009

Earnings and Quarterly Dividend Payment

Morrisville, VT January 20, 2010 – Union Bankshares, Inc. (NASDAQ – UNB) today announced Net Income for the fourth quarter of 2009 was $1.28 million or $0.29 per share compared to $1.34 million or $0.30 per share for 2008. Net income for the year ended December 31, 2009 was $5.23 million or $1.17 per share compared to $5.11 million or $1.14 per share for the same period in 2008. Results for 2009 reflect a year to year increase in net interest income of $379 thousand or 2.2% and in net income of $143 thousand or 2.8%. The refinancing of loans by customers and the sale of the majority of those qualified residential loans into the secondary market to mitigate interest rate risk drove the increase in noninterest income of $1.2 million or 27.5%. The increase in FDIC insurance costs from $87 thousand to $684 thousand from 2008 to 2009 was a major factor in noninterest expenses rising to $16.4 million for 2009 from $15.4 million in 2008 or a 9.24% increase.

Total Loans grew to $358.2 million as of December 31, 2009 from $353.3 million as of December 31, 2008 while total deposits reached $369.1 million compared to $364.4 million at the prior end. This gives the Company a loan to deposit ratio of 97.1% for 2009 versus 97.0% for 2008. The Company had capital of $40.2 million with a book value per share of $9.02 as of December 31, 2009.

A quarterly cash dividend of $.25 per share was declared on January 20, 2010 to shareholders of record January 30, 2010, payable February 11, 2010. Total dividends paid per share for 2009 were $1.00 and $1.12 for 2008.

Union Bankshares, Inc., with headquarters in Morrisville, Vermont is the bank holding company parent of Union Bank, which offers deposit, loan, trust and commercial banking services throughout northern Vermont and northwestern New Hampshire. As of December 31, 2009, the Company had approximately $447 million in consolidated assets compared to $440 million at the end of the prior year. The Company operates 13 banking offices and 29 ATM facilities in Vermont, a branch and ATM in Littleton, New Hampshire.

Statements made in this press release that are not historical facts are forward-looking statements. Investors are cautioned that all forward-looking statements necessarily involve risks and uncertainties, and many factors could cause actual results and events to differ materially from those contemplated in the forward-looking statements. When we use any of the words “believes,” “expects,” “anticipates” or similar expressions, we are making forward-looking statements. The following factors, among others, could cause actual results and events to differ from those contemplated in the forward-looking statements: uncertainties associated with general economic conditions; changes in the interest rate environment; inflation; political, legislative or regulatory developments; acts of war or terrorism; the markets’ acceptance of and demand for the Company’s products and services; technological changes, including the impact of the internet on the Company’s business and on the financial services market place generally; the impact of competitive products and pricing; and dependence on third party suppliers. For further information, please refer to the Company’s reports filed with the Securities and Exchange Commission at www.sec.gov.